Exhibit 10.2

FIRST SUPPLEMENT AND AMENDMENT TO LEASE CONTRACT

NOW COMES the PUERTO RICO INDUSTRIAL DEVELOPMENT COMPANY (hereinafter referred to as the “LANDLORD”) and OCULAR SCIENCES PUERTO RICO, INC. (hereinafter referred to as the “TENANT”) and agree to further supplement and amend a certain Lease Contract entered into by them on November 6, 2003, (hereinafter referred to as the “Contract”) covering certain landsite and buildings located at JUANA DIAZ, Puerto Rico, therein identified as Project No. S-1501-0-97, hereinafter referred to as the “Original Premises”), in the following aspects:

LANDLORD is the owner of Project No. S-1501-0-97, previously leased to TENANT for its manufacturing activities, (hereinafter referred as the “ORIGINAL PREMISES”). LANDLORD authorizes Tenant to construct a 62,275 square feet extension to the Original Premises for the use of TENANT, (hereinafter referred as the “NEW EXTENSION”). Upon completion of the NEW EXTENSION, a description thereof shall be included through a supplement and amendment to this Contract.

In consideration of the foregoing premises, the parties herein agree to condition the lease of the exiting project and of the NEW EXTENSION to the following terms and conditions:

ONE: The NEW EXTENSION, as well as the ORIGINAL PREMISES, shall be used and occupied exclusively in the manufacture, packaging and distribution of soft contact lenses and related products (SIC.#3851).

TWO: Tenant shall hold the Premises for a period of fifteen (15) years.

THREE: The rent for the NEW EXTENSION shall commence on the first day of the month following the actual payment by Landlord to Tenant of the construction reimbursement amount. The rental rate for the NEW EXTENSION shall be $4.75 per square feet per annum. The rental rate for the ORIGINAL FACILITIES (S-1501-0-97) shall remain at $3.70 per square feet per annum until February 28, 2011. Thereafter the rental rate for the ORIGINAL PREMISES shall be $4.25 per square feet per annum until the expiration of the term of the Lease Contract, as amended.

FOUR: The rental rate for the NEW EXTENSION is based on an estimated construction cost. In the event that after the final works are performed, if the final construction cost results less than the estimated construction cost Landlord will adjust the rental rate, depending on the actual costs incurred to complete the construction project.

FIVE: TENANT will obtain the necessary permits from the concerned government agencies for the construction of this extension. Plans and specifications of said construction shall be the responsibility of Tenant and shall be submitted to Landlord’s Engineering Office for its evaluation and approval.

SIX: Landlord shall have the right to supervise the construction project in coordination with Tenant.

SEVEN: Landlord shall reimburse Tenant for the construction of the new extension after the final certification of the corresponding offices of our Infrastructure Development Area, an amount not to exceed $2,975,000.00. If the final construction costs exceeds the aforementioned cost, Tenant will not be reimbursed or compensated for said excess.

EIGHT: Construction cost shall include basic design fees as per rates of the Professional Engineers and Surveyors Association of Puerto Rico. All works are to be done by local firms authorized to work under the Laws and Regulations of Puerto Rico.

NINE: Tenant hereby acknowledges and accepts that Landlord has incurred in certain expenses related to the requested NEW EXTENSION. Should the proposed construction of the NEW EXTENSION be cancelled by Tenant the following expenses incurred by Landlord shall be reimbursed by Tenant upon presentation of adequate evidence:

a.	Soil Studies

b.	Designing Fees

c.	Other related construction cost

d.	Survey

TEN: It is hereby agreed and understood that the completion of minor details of construction or the correction of certain defects which do not impede occupancy or other activities related to the installation of machinery and equipment and the initiation of industrial operations in the NEW EXTENSION, shall in no way affect the date of completion of construction.

ELEVEN: In the event that TENANT decides to cease operations in Puerto Rico, prior to the termination of the Lease Contract, TENANT shall reimburse LANDLORD for the unamortized portion of the Construction Costs, which will be amortized on a straight the line basis over a period of fifteen (15) years.

TWELVE: Should this construction project be cancelled prior to completion, TENANT will reimburse to LANDLORD the design fees and any other costs incurred subject to the presentation by LANDLORD of adequate evidence to the effect that the corresponding expenses were made.

THIRTEEN: Any special facilities including but not limited to landscaping, shall be at TENANT’s own cost and expense.

FOURTEEN: Landlord will permit Tenant the use of Lots 17 & 18 of L-384-0-80 free of charge. Said lots will be used exclusively as employee and visitors parking area. Tenant will construct said parking area at their own cost and expense, in coordination with Landlord’s Engineering Office.

FIFTEEN: TENANT’s parent Company shall guarantee the agreements set forth in this amendment to the Lease Contract.

SIXTEEN: This Supplement and Amendment to the Lease Contract is subject to the approval of LANDLORD’s Board of Directors.

SEVENTEEN: The Lease Contract of Project S-1501-0-97 shall be amended to include the new extension and shall be executed between TENANT and LANDLORD setting forth the terms and conditions under which the new extension will be constructed. All of the other terms of the original Contract shall remain in all its effect.

EIGHTEEN: Simultaneously herewith TENANT shall deposit with LANDLORD the amount of $35,496.75 in Certified Check.

This deposit shall guarantee the compliance by TENANT of its obligations, under this Contract, particularly, but not limited to, the payment of rent, the compliance of the environmental clauses herein included and the return of the Premises in proper condition at the termination of this Lease. On said termination, if TENANT is not in default of any of the terms and conditions of this Contract, LANDLORD will return to TENANT the sum of money, if any, held pursuant to this provision, after LANDLORD’s

$26,000,000.00, installed in the Premises and that TENANT is currently employing a minimum of one hundred eighteen (180) production workers, (Payroll $4,256,328.00).

The aforementioned levels of capitalization, machinery and equipment and employment herein required are not in addition to those required in the previous lease contract; and shall be maintained throughout the term of this Lease or any extension thereof.

TWENTY: “Upon completion of the construction of the Extension, Landlord shall describe said Extension and said description shall be included and made part of this Supplement and Amendment to Lease Contract.”

TWENTYONE: All notices, demands, approvals, consents and/or communications herein required or permitted shall be in writing. If by mail should be certified and to the following addresses; to LANDLORD: P. O. BOX 362350, SAN JUAN, PUERTO RICO 00936-2350. To TENANT: Mr. Fernando Torre, General Manager Ocular Science Puerto Rico, Inc., 500 Carr. 584, Lot 7, Amuelas Industrial Park, Juana Diaz, P.R. 00795.

IN WITNESS WHEREOF, LANDLORD and TENANT have respectively signed upon proper authority this Lease, this 30 day of December, 2003.

PUERTO RICO INDUSTRIAL DEVELOPMENT COMPANY

S.S. #66-0292871

BY:
Illegible

OCULAR SCIENCES PUERTO RICO, INC.

SSP #66-0610667

BY: